HERZOG FOX & NEEMAN
LAW OFFICE

23 November 2012

File No: 32631

To:
Adv. Arie G. Rubinstein
General Counsel and Company Secretary
On Track Innovations ltd.
Z.H.R. Industrial Zone
POB 32, Rosh Pina 12000
Israel

Without Prejudice
By E-mail, registered mail
and fax: 04-6938887

Dear Sir,

Re: **On Track Innovations Ltd. (the "Company")**
(Ref: our letter dated November 20, 2012 (the "**November 20 Letter**"); your letter dated November 23 2012 and the additional letters from the directors who are also shareholders dated November 23 2012 (together the "**November 23 Letters**")).

On behalf of our client, Mr. Jerry L. Ivy, Jr., we are writing to you, as the representative of the Company's Board of Directors (the "**Board**"), as well as the Company's General Counsel and Secretary, as follows:

1. We approve the receipt of the November 23 Letters attached hereto.

2. We hereby withdraw our November 20 letter provided that all conditions set forth below are (and will be) fully met and fulfilled: (1) the duly filing (no later than November 23, 2012) and mailing by the Company of the notice of the extraordinary general meeting of

Asia House, 4 Weizmann St. 64239 Tel Aviv, Israel Tel: +972-3-692 2020 Fax: +972-3-696 6464 Email: hfn@hfn.co.il www.hfn.co.il

shareholders, to be held on December 30, 2012 (the "**General Meeting**"), Proxy Statement and Proxy Card in relation to the General Meeting as attached hereto (together the "**Documents**"), and the full compliance and performance by the Company of all its obligations and undertakings as set forth in the Documents with respect to the procedures of the General Meeting; and (2) the full compliance and performance of all the statements and commitments included in the November 23 Letters.

3. It is hereby clarified that our client reserves the option following the General Meeting to request the Company to compensate him for all reasonable costs incurred by him in his efforts and actions to convene the General Meeting, provided, that in no event shall the directors or the former directors of the Company be requested by the Company or by our client to reimburse them for these costs and expenses.

Sincerely,

Aya Ben David Ashbel, Adv.

Cc:
Mr. Jerry Ivy
Mr. Mark Beatty, Adv.